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                                                    Exhibit 11.1

                            LSI LOGIC CORPORATION
                      CALCULATION OF EARNINGS PER SHARE
                   (In thousands, except per share amounts)
                                 (Unaudited)
                     Three Months Ended      Nine  Months  Ended
                         September 30,           September 30,
                       1994        1993       1994       1993
Primary Earnings
 Per Share
Net income            $29,468     $14,375    $72,261     $38,060
Average common and
 common equivalent
 shares:
  Average common
  shares outstanding   54,640      48,425     51,799      47,106
     Dilutive options   1,754       1,824      1,697       1,830

                       56,394      50,249     53,496      48,936

Earnings per common
 and common equivalent
 share                $  0.52      $  0.29   $  1.35     $  0.78

Fully Diluted
 Earnings Per Share
Net income            $29,468                $72,261
Interest expense on
 convertible
 subordinated debt,
 net of tax effect      1,780                  5,651

Adjusted net income   $31,248                $77,912
Average common and
 common equivalent
 shares on a fully
 diluted basis:
  Average common
  shares outstanding   56,119                 55,529
    Convertible
     subordinated
     debt               5,867                  4,238
    Dilutive options    1,952                  2,119

                       63,938                 61,886
Fully diluted earnings
 per common and common
 equivalent share     $  0.49                $  1.26



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